ON MEDAFOR, INC. LETTERHEAD

August 19, 2013

Dear Shareholders,

I am thrilled to share with you that the Medafor Board of Directors has approved a definitive agreement for our company to be acquired by Davol Inc., a division of C. R. Bard, Inc, a publicly traded company, for $200 million in cash plus up to $80 million if certain product sales goals are met following the closing. This transaction generates significant value for shareholders and will provide approximately $6.37 per share cash at closing plus up to $0.71 per share as funds from an escrow account are distributed and up to $2.82 per share if the revenue milestones are met. These payouts are estimated subject to final fees, expenses, andother adjustments.

This transaction requires the approval of Medafor shareholders and certain regulatory authorities. We have attached a copy of the C. R. Bard press release announcing the proposed acquisition. We are presently working on a proxy statement that will fully describe the transaction and its background.

This transaction, and the premium price we were able to get for your shares, underscores the soundness of our business strategy and how well our employees executed against that plan. Indeed, the transaction also provides proper value to our life-saving technology and our intellectual property package. Certainly, the road has not always been easy, but we have been buttressed by a patient and loyal investor base that enabled us to stand strong and execute on our business plan to grow the value of our company. It is thanks to your commitment and support that we have been able to reward your patience with this outstanding result.

While Davol might seem like an obvious partner, this was not a decision that came without great consideration. Almost two years ago, our Board began to explore a number of strategic alternatives for the Company to maximize value for shareholders. Since the initiation of that analysis, the Company has considered a range of options – including an IPO, partnering with other companies or continuing to operate Medafor as an independent, privately held stand-alone company. As the proxy material will disclose, after considering all of the alternatives, the merger with Davol was clearly the most attractive choice.

In brief, the Board determined that this was the right partner and the right transaction to achieve maximum value for our shareholders.

We should all feel proud of where we are today. Thank you again for your dedication to Medafor.
Sincerely,

Gary J. Shope
Chief Executive Officer